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Exhibit 21.1

SUBSIDIARIES OF THE REGISTRANT

1.
Stanley Associates, Inc. (District of Columbia)

2.
Oberon Associates Inc. (Virginia)

3.
Oklahoma Acquisition Corp. (Delaware)

4.
Techrizon LLC (Oklahoma)

5.
Stanley Global Holdings, Inc. (Delaware)

6.
Stanley Global, Inc. (Delaware)

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  Exhibit 21.1
SUBSIDIARIES OF THE REGISTRANT